EXHIBIT 10.81

CAP ROCK ELECTRIC

Achievement Based Compensation Contract

Southwestern Public Service Company Contract

In accordance with Cap Rock Electric Cooperative, Inc. (“Cap Rock Electric”) Board Policy #143, this contract provides for calculation and payment of incentive compensation in the form of a percentage of net power cost savings resulting from the Southwestern Public Service Company power supply contract.

(1)          Responsible Individual:

Steven E. Collier, Director of Power Supply and Regulatory Affairs.

(2)          Amount of Achievement Based Compensation:

The Achievement Based Compensation will be two percent (2%) of the net savings, where the net savings is defined as the amount by which SPSCo purchased power costs are less than the purchased power costs would have been had TU Electric remained the full requirements power suppliers.

Since a portion of the savings will result from the diversity of the various delivery points that were served under noncoincident peak billing by TU Electric and which will be served as a single point of delivery under the terms negotiated with SPSCo, and since Cap Rock Electric would have eventually combined the delivery points into one or two in any event, the portion of the savings resulting from diversity will be imputed only for the first five years of the Achievement Based Compensation or until TU Electric implements coincident peak billing, whichever is sooner.

(3)          Calculation of the Savings:

The net savings will be calculated as the difference between the sum of the power bills that would have applied under the standard TU Electric wholesale tariff and the power bill that actually occurs under the SPSCo tariff.

Since the various substations that would have been separate delivery points under the TU Electric noncoincident billing approach will be combined into one delivery point for SPSCo, actual noncoincident demand billing units may not be conveniently available.  If this is the case, the coincident demand of the load served by SPSCo will be converted to an equivalent noncoincident demand for calculation of the TU Electric benchmark bill using the average demand diversity that existed among the relevant delivery points for the two years prior to transfer to SPSCo.

(4)          Term of Achievement Based Compensation:

The Achievement Based Compensation will be paid until the sooner of the termination of the SPSCo contract or ten years.

(5)          Payment of the Achievement Based Compensation:

The Achievement Based Compensation will be paid after the end of each calendar year based on the above-referenced calculation for that calendar year after review and approval by the General Manager and Board of Directors of this contract and the annual approval of the above-referenced calculation by the General Manager.

The Achievement Based Compensation will be paid in cash to each eligible individual in a lump sum unless the amount exceeds $10,000.00, in which case Cap Rock Electric will have the option to spread the payment over as many months as many months as necessary so that any one monthly payment does not exceed $10,000.00.  The lump-sum payment or series of payments, if applicable, will be made as provided in Board Policy #143 and with cash availability and overall cash flow of the Cooperative considered.

The eligible individual shall have the option to elect some or all of the payment to be made to such deferred compensation plans as may be maintained by the individual or Cap Rock Electric.

(6)          Conditions and Considerations for Payment:

Except upon becoming eligible for benefits under any Cap Rock Electric retirement plan, either early or regular, the Achievement Based Compensation will by payable to the recipient listed below in para. (7) without regard to the continued employment of those individuals by Cap Rock Electric or an affiliate or subsidiary thereof, provided that, unless otherwise agreed by Cap Rock, each individual agrees that he will not voluntarily terminate his employment by Cap Rock Electric or any affiliate or subsidiary of Cap Rock Electric for the shorter of three years following the date of initial payment under this contract or until power deliveries have started and then ceased under the SPSCo contract, during the first ten (10) years of said contract.  Further, each individual agrees that he will keep the terms of this contract, as well as the terms of the transaction causing the awarding and payment of the Achievement Based Compensation, confidential.

(7)          Sharing with Other Individuals:

In recognition of the necessary contribution of the entire management team to the continued success of Cap Rock Electric and the successful implementation of the lease-purchase financing arrangements, the Achievement Based Compensation will be shared among the Responsible Individual and the other management team members as follows:

Responsible Individuals – 50%

Management Team – 50%

a.                                       Chief Executive Officer – 30%

b.                                      Other individuals selected by the CEO and Board of Directors –20%

i.                                          Ulen North 10%

iii.                                    John D. Parker 10%

Except for the confidentiality and retirement provisions, the conditions for payment described above in Para. (6) are not applicable to those persons identified and listed above as “Other Individuals”.  It is further understood and agreed that such conditions for payment as set out in para. (6) are applicable subject to the amount of such Achievement Based Compensation total payment being commensurate and with the condition placed upon the recipients by acceptance of such Compensation.

In the event the Responsible Party should violate the terms of the Agreement, the right to receive future payments under this Agreement shall immediately cease and such interest or right to future payments shall revert to Cap Rock Electric.  In the event any individual name herein by the Chief Executive Officer and Board of Directors as a part of the Management Team shall violate the terms of this agreement, die, retire, or terminate their employment with Cap Rock Electric for any reason, the right to receive future payments under this contract shall immediately cease and the Chief Executive Officer shall have the right to allocate such share among those named individuals or others as he may deem in the best interests of the Cooperative.

Witness our hands on this 27th day of October, 1992

/s/ Steven E. Collier	10/27/92
Responsible Individual	Date

/s/ David W. Pruitt	10/27/92
Chief Executive Officer	Date

/s/ Russell Jones	10/27/92
Chairman	Date